EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement is made and entered into this 7th Day of August-2017 by and between Brownies Marine Group, Inc. (and/or assigned wholly owned subsidiary) with its principal place of business located at 3001 NW 25th Ave, Pompano Beach, Florida, USA (the "Distributor") and Lenhardt & Wagner GmbH, with its principal place of business located at Ander Tuchbleiche 39, Huettenfeld, Germany 68623 (the "Supplier") (hereinafter referred to individually as a "Party" and collectively as "the Parties").

WHEREAS, Supplier is in the business of developing, manufacturing and selling throughout the world High Pressure Air and Industrial Gas Compressor packages.

WHEREAS, Distributor is in the business of selling, servicing, installing, designing and manufacturing highly specialized and custom high-pressure air, NITROX, TRIOX, and Mixed Gas systems for the yachting, recreational diving and sub-surface exploration vessel markets and wishes to distribute certain Supplier products in North and South America including the Caribbean;

WHEREAS, Supplier wishes to provide such products to Distributor for distribution and integration into distributors product lines in such countries on an exclusive basis;

NOW, THEREFORE, the Parties hereby agree as follows:

1. **Definitions.** In this Agreement, the following terms shall have the following respective meanings:

(a) "Agreement" means this Exclusive Distribution Agreement including all Exhibit materials attached.

(b) "Confidential Information" means any and all information that is disclosed by one Party to the other Party and that relates to a Party's business or the Parties' business relationship hereunder, including, but not limited to, information concerning a Party's finances, products, services, customers and suppliers. Any Confidential Information disclosed in tangible form shall be marked as "CONFIDENTIAL" or "PROPRIETARY" or by a similar legend by the disclosing Party prior to disclosure. Any Confidential Information disclosed orally or visually shall be identified as such prior to, concurrent with or following disclosure and summarized in writing by the disclosing Party to the receiving Party within thirty (30) calendar days of the disclosure.
Confidential Information shall not include information which: (i) is in or comes into the public domain without breach of this Agreement by the receiving Party; (ii) was in the possession of the receiving Party prior to receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use; (iii) is acquired by the receiving Party from a third party not under an obligation of confidentiality or non-use to the disclosing Party; or (iv) is independently developed by the receiving Party without use of any Confidential Information of the disclosing Party.

(c) "Effective Date" means the date first written above.

(d) "General Terms and Conditions of Sale" means the Supplier's then-current General Terms and Conditions of Sale, a current copy of which is attached under Exhibit A hereto.

(e) "Products" means the Supplier products listed in Exhibit B attached hereto from time to time.

(f) "Term" means the period commencing on the Effective Date and terminating as set forth in Article 9 hereof.

(g) "Territory" North and South America including the Caribbean (to be named L&W Americas or abbreviated as L&W-A).

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

(h) "Trademarks" means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by Supplier in connection with the Products from time to time (whether registered or unregistered).

2. Grant of Right to Distribute

(a) Appointment. Subject to the terms and conditions of this Agreement, including, without limitation, the General Terms and Conditions of Sale, Supplier hereby appoints the Distributor as its exclusive distributor of the Products within the Territory, and the Distributor hereby accepts such appointment. Distributor agrees not to distribute Products through sub-distributors without the prior written consent of Supplier.

(b) Restrictions on Distributor's Activities. Distributor shall not: i) establish a warehouse or sales office for the Products outside the Territory, ii) engage in any promotional activities relating to the Products directed primarily to customers outside the Territory, iii) solicit orders for Products from any prospective customer located outside the Territory, or iv) without the prior written consent of Supplier. Further, Distributor, its agents and associates shall not promote or sell compressor models that directly compete with compressor models manufactured by Supplier.

(c) Restrictions on Supplier's Activities. Supplier shall not, and shall procure an undertaking from its distributors for territories other than the Territory that they will not: i) establish a warehouse or sales office for the Products in the Territory, (ii) engage in any promotional activities relating to the Products directed primarily to customers in the Territory, and (iii) solicit orders for Products from any prospective customer located in the Territory.

3. Trademarks

(a) Ownership. The Distributor acknowledges Supplier's exclusive ownership of the Trademarks and acquires no right, title or interest in or to the Trademarks hereunder. Any and all goodwill associated with the Trademarks will inure exclusively to the benefit of Supplier. During the Term, the Distributor shall not attempt to register any of the Trademarks or any trademarks, service marks, logos, brand names, trade names, domain names and/or slogans confusingly similar to the Trademarks. The Distributor shall execute such documents and do all such acts and things as may be necessary in Supplier's reasonable opinion to establish Supplier's ownership of any rights in and to the Trademarks, at Supplier's sole expense.

(b) Grant of Rights. Supplier hereby grants to the Distributor for the Term, and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use the Trademarks in connection with the marketing, use, sale and service of the Products in the Territory in accordance with the terms and conditions of this Agreement and any guidelines issued by Supplier from time to time. Distributor shall not alter or remove any Trademarks applied to the Products. During the Term, Distributor shall have the right to indicate to the public that it is an authorized distributor of the Products including the creation of a brand label of the supplier with the distributors contact and corporate-brand identity integrated. This "*L&W Americas, Brownie's Marine Group, Inc. Pompano Beach, FL.*" brand label will be integrated and utilized throughout the distributor's marketing campaign including but not limited to product labelling, web and print based materials.

4. Distributor's Obligations

(a) Promotion Efforts. Distributor shall actively promote the sales of Products within the Territory. Such promotion shall include, but not be limited to, advertising the Products in appropriate trade publications within the Territory, participating in appropriate trade shows, and directly soliciting orders from customers for the Products. In promoting the sale of the Products, Distributor shall use promotional literature provided by Supplier. Distributor may develop any other materials in connection with the promotion of the sale of Products (including, but not limited to, Product brochures), subject to Supplier's review and written approval prior to any use of such materials. Distributor shall not knowingly detract from the good name of the Supplier or the reputation of the Products. Supplier and Distributor agree to mutually contribute to the development, execution and cost of promotional efforts.

Lehnhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

(b) Inventory. Distributor shall maintain a sufficient and representative inventory of the Products and spare parts to serve the customers in the Territory.

(c) Customer Service. Distributor shall provide effective customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing and providing after-sales service) on a timely basis and shall provide such assistance and information to customers as is reasonably requested by Supplier. Distributor shall employ competent and experienced sales and technical staff. Distributor shall provide adequate and appropriate training to its staff concerning the Products.

(d) Reports. Distributor shall provide Supplier with quarterly operation reports of Distributor's activities to market the Products in the Territory in accordance with any guidelines issued by Supplier from time to time. Each such report shall be due within forty-five (45) calendar days after the end of the quarter to which it relates.

(e) Annual Report. Distributor shall provide Supplier with an annual report within two (2) months after the end of each calendar year showing annual sales figures and the quantity of Products on hand as at 31 December of each year.

(f) Product Recalls. In order to assist Supplier in the event of a recall of Products sold by Distributor in the Territory, Distributor shall maintain a complete and current listing of the locations of all Products in Distributor's inventory and the names of customers who have purchased Products from Distributor together with the dates of such purchases and Product serial numbers.

(g) Order Forecasts. Prior to the beginning of each calendar quarter, Distributor shall provide to Supplier a written forecast of the number and type of Products expected to be ordered in the following twelve (12) month period. Distributor's forecasts are not binding on Distributor and will be used by Supplier only for planning purposes.

(h) Pricing. Distributor shall be free to establish its own pricing for Products. Distributor shall notify Supplier of its pricing, as in effect from time to time.

(i) Minimum purchases from Supplier for the territory:

2017	EURO	300.000	(three hundred thousand)
2018	EURO	1.500.000	(one million five hundred thousand)
2019	EURO	2.000.000	(two million)
2020	EURO	2.500.000	(2 million five hundred thousand)

5. Supplier's Obligations

(a) Supply. Supplier agrees to sell to Distributor the Products and spare parts ordered by Distributor in accordance with the terms of this Agreement, including without limitation the General Terms and Conditions of Sale. Supplier shall provide spare parts for repairing the Products for a period of not less than five (5) years from the date of the last shipment of a particular type of Product to Distributor.

(b) Marketing Assistance. Supplier shall provide Distributor with such marketing assistance and such promotional literature in the English language, as Supplier may in its discretion consider necessary to assist with the promotion of the Products.

(c) Technical Support. Supplier shall provide technical support to the Distributor via telephone consultations during normal business hours of Supplier. Further, Supplier shall provide to Distributor a range of after-sales technical information in the English language at regular intervals to ensure that Distributor has all current and relevant information regarding the Products.

(d) Training. Supplier shall provide training to Distributor's staff in connection with the marketing, sale and service of the Products at regular intervals, with the frequency and content of the training to be mutually agreed upon by the Supplier and Distributor. Supplier and Distributor shall pay their own costs for travel, food and lodging during the training period.

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

(e) Approvals. Supplier and Distributor are collectively responsible for obtaining applicable regulatory approvals necessary to permit Distributor to market, sell and service the Products in the Territory. Distributor will identify and provide estimates for costs associated to obtain such approvals. Supplier and Distributor will negotiate on a case-by-case basis and agree to cost sharing allocation. In the event Supplier declines to equally participate in the approval on any specific product, Distributor may seek and engage 3rd party supplier to fulfil gap in supply to end-user/customer.

6. Prices

Distributor shall pay for Products, components, accessories and spare parts at the prices specified in Supplier's then current applicable price list, Exhibit C, less all Distributor discounts as defined by the schedule in Exhibit C. Supplier may change the prices at any time by providing ninety (90) calendar days written notice to Distributor.

7. Confidentiality

(a) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance, in writing, by the disclosing Party or except as expressly permitted by this Agreement, the receiving Party will not, except as required by law or court order, use Confidential Information of the disclosing Party or disclose it to any third party for the Term and for a period of five (5) years thereafter. The receiving Party may disclose Confidential Information of the disclosing Party only to those of its employees or contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, the receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees or contractors. The receiving Party shall use the same degree of care to avoid disclosure of the disclosing Party's Confidential Information as the receiving Party employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(b) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party's earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party's property or Confidential Information in tangible form that the receiving Party may have in its possession or control. The receiving Party may retain one copy of the Confidential Information in its legal files.

8. Infringement of Intellectual Property Rights

The Distributor agrees that if it is notified or otherwise obtains knowledge of any actual or alleged infringement of the Trademarks or any other intellectual property rights of Supplier by a third party in the Territory, the Distributor will promptly notify the Supplier. No legal proceedings shall be instituted by the Distributor against any third party in respect of any such actual or alleged infringement without the prior written consent of Supplier. Distributor shall cooperate fully with Supplier in any legal proceedings instituted by Supplier, at Supplier's expense.

9. Term and Termination

(a) Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to Article 9 (b) or (c), continue for a term of five (5) years following the Effective Date (the "Initial Term"). Upon expiration of the Initial Term and each Renewal Term thereafter, this Agreement will be automatically renewed for one (1) additional five (5) year term (the "Renewal Term") unless terminated by either Party upon one (1) year written notice to the other Party prior to the expiration of the Initial Term or any Renewal Term.

(b) Termination Without Cause. After the forth year of this Agreement, this Agreement may be terminated by Supplier at any time for any reason by giving one (1) year written notice of such termination to the Distributor. Distributor may terminate this Agreement at any time for any reason by giving one (1) year written notice of such termination to the Supplier.

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

(c) Termination for Material Breach. This Agreement may be terminated by either Party by giving one-hundred and twenty (120) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. "Material breach" shall include: (i) any violation of the terms of Articles 2 (b), 2 (c), 3, 7 or 12, (ii) any other breach that a Party has failed to cure within thirty (30) calendar days after receipt of written notice by the other Party, (iii) any activity or assistance by Distributor of challenging the validity or ownership of the Trademarks or any other intellectual property rights of Supplier, (iv) an act of gross negligence or wilful misconduct of a Party, or (v) the insolvency, liquidation or bankruptcy of a Party.

10. Sell-Off Period; Repurchase of Inventory

(a) Sell-Off Period. Upon termination or expiration of this Agreement, Distributor shall have the right to sell off its remaining inventory of Products and spare parts on a non-exclusive basis for so long as such inventory exists; provided, however, that Distributor shall comply with all terms and conditions of this Agreement, including those that restrict Distributor's activities. Distributor's rights under this Article 10 (a) are expressly subject to Supplier's option to repurchase Distributor's inventory of Products and spare parts as set forth in Article 10 (b) hereof.

(b) Option to Repurchase. Upon termination or expiration of this Agreement, Supplier shall have the option to repurchase Distributor's inventory of Products and spare parts, which option must be exercised in writing within thirty (30) calendar days after such termination or expiration. If Supplier so exercises such option, Supplier shall repurchase Distributor's inventory of Products and spare parts that are saleable and in the original packages and unaltered from their original form and design, subject to Supplier's inspection, test, and acceptance. Any such repurchase of Distributor's inventory of Products and spare parts shall be at the original purchase price paid by Distributor to Supplier hereunder. Supplier shall pay Distributor for such repurchased Products within thirty (30) calendar days after Supplier receives those Products and spare parts.

11. Independent Contractors

It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

12. Non-Publicity

Each of Supplier and Distributor agree not to disclose the contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, (iv) as may be required in connection with the enforcement of this Agreement, (v) or as mutually agreed.

13. Assignment

Neither Party may, without written approval of the other, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that a Party may assign its rights or obligations to a third party in connection with the merger, reorganization or acquisition of stock or assets affecting all or substantially all of the properties or assets of the assigning Party.

14. Injunctive Relief

Each of Supplier and Distributor acknowledge that a violation of Article 3 or 7 would cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the harmed Party will be entitled to injunctive relief for the other Party's breach of any of its obligations under the said Articles without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

15. Governing Law and Dispute Resolution
The parties consent that the jurisdiction and venue in the courts always place at the stated court of the defendant party.

16. General
This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. In the event of any discrepancy between the provisions of the Exclusive Distribution Agreement and the provisions of Exhibit A, Exhibit B, Exhibit C and Exhibit D, the terms and conditions of the Exclusive Distribution Agreement shall prevail. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

17. Survival of Provisions
The following provision of this Agreement shall survive the termination of this Agreement: Articles 7, 10, 12 and 17 of the Exclusive Distribution Agreement, Articles 3.5, 6, 7 and 8 of the General Terms and Conditions of Sale and all other provisions of the Exclusive Distribution Agreement and the General Terms and Conditions of Sale that by their nature extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of Lenhardt & Wagner, GmbH	Signed for and on behalf of Brownies Marine Group, Inc
By: Name: Wagner, Bernd Title: Managing Director Date: 07th of August, 2017	By: Name: Title: Date:

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld

Exhibit A: Suppliers General Terms and conditions (copy here).

Exhibit B: Copy of Suppliers Complete Product Line catalog.

Exhibit C: Copy of Supplier's current Export Price List for all available products, components, parts and accessories.

Including the following applicable Distributor discounts:

20% for all breathing air compressors and spare parts
15% for all industrial compressors except LW720 and 1300
10% for LW720 and LW1300 as well as the boosters

Exhibit D: Distributors Product Lines.
Brownie's Marine Group (BMG) thru its wholly owned subsidiary Trebor Industries, Inc. produces the following diving industry related products and will continue to do so in the light of this Exclusive Distribution Agreement:

- BROWNIE'S THIRD LUNG (hookah system)
- YACHTPRO (variable speed, highly specialized HP compressor packages for yachts)
- NITROX MAKER (Nitrox Production System)

BMG will make every best effort to utilize L&W compressors, blocks and components in these products. BMG will maintain the right to purchase other compressor block assemblies and components to include in its specifically branded product lines.

Exhibit E: L&W agrees to supply BMG/LWA with completed compressor blocks, filtration systems, and parts at the same proportionate or better "distributor" price factors for inclusion into BMG and other branded product lines. BMG and other branded product line entities agree to include L&W branding on any products utilizing the L&W compressor block.

Lenhardt & Wagner GmbH
An der Tuchbleiche 39
68623 Lampertheim-Hüttenfeld